NEWS RELEASE

Contact:
Financial Dynamics
Mark McCall
212-850-5600

Rodman & Renshaw Capital Group, Inc. Announces Appointment of New Chief Executive Officer

New York, NY, February 9, 2009 – Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) today announced that Edward Rubin, the president and a co-founder of Rodman & Renshaw, will succeed Michael Lacovara as chief executive officer.

“We are grateful for the leadership and guidance that Michael Lacovara has provided to Rodman during the period that he has been at our helm,” stated General Wesley Clark, Rodman’s Chairman. “He has skillfully guided us through our public capital raise and the deployment of that capital in furtherance of our strategic plan,” General Clark continued. Mr. Rubin commented, “I am grateful to Michael Lacovara, whom my partners and I brought to Rodman in 2007 to manage our transition to a public company and to grow our business through acquisitions, which we successfully achieved despite challenging economic times and the related market volatility. For that I thank Michael and the dedicated employees of Rodman.”

“I am proud of my achievements as Rodman’s CEO,” commented Mr. Lacovara. “Despite the tumultuous times, we created a business model that could produce positive results even in the worst markets in memory. We acquired firms, teams and individuals who have made Rodman a stronger and more diversified firm.”

About Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw Capital Group, Inc. is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC, Rodman Principal Investments, LLC, and Miller Mathis & Co., LLC.

Rodman & Renshaw, LLC is a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies, along with research and sales and trading services to investor clients that focus on such companies. Rodman is a leading investment banking firm with particular emphasis on “essential” industries with significant capital needs, including health care (especially life science), energy (especially upstream oil and gas), ferrous and non-ferrous metals, shipping, and natural resources, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

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